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                                                                      Exhibit 21



                                  SUBSIDIARIES
                                  ------------


Central Reserve Life Insurance Company is an Ohio Corporation which does business only under such name.

CRL Asset Management Corporation is an Ohio Corporation which does business only under such name.

Western Reserve Administrative Services, Inc. is an Ohio Corporation which does business only under such name.

Ceres Health Care, Inc. is a Delaware Corporation which does business only under such name.

Ceres Net, Inc. is a Delaware Corporation which does business only under such name.

Ceres Savers Plan, Inc. is a Delaware Corporation which does business only under such name.

Continental General Corporation is a Nebraska Corporation which does business only under such name.

Ceres Administrators, L.L.C. is a Delaware limited liability company whose sole member is Ceres Group, Inc. and which does business only under such name.

Provident American Life & Health Insurance Company is a Pennsylvania Corporation which does business only under such name.

Continental General Insurance Company is a Nebraska Corporation which does business only under such name.

Gontinental Agency Services, Inc. is a Nebraska Corporation which does business only under such name.

Continental Print & Photo Company is a Nebraska Corporation which does business only under such name.